Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Cory McQueen
Vice President and
Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS FISCAL 2014 Q3 RESULTS

PARK CITY, Utah, July 31, 2014/PRNewswire/—Nutraceutical International Corporation (NASDAQ:  NUTR) today reported results for the fiscal 2014 third quarter ended June 30, 2014.  Net sales for the fiscal 2014 third quarter were $55.6 million compared to $50.8 million for the same quarter of fiscal 2013.  For the third quarter of fiscal 2014, net income was $4.0 million, or $0.41 diluted earnings per share, compared to net income of $3.8 million, or $0.39 diluted earnings per share, for the same quarter of fiscal 2013.

Net sales for the nine months ended June 30, 2014 were $162.0 million compared to $157.1 million for the same period of fiscal 2013.  For the nine months ended June 30, 2014, net income was $12.5 million, or $1.27 diluted earnings per share, compared to net income of $12.9 million, or $1.31 diluted earnings per share, for the same period of fiscal 2013.

Operating cash flow for the nine months ended June 30, 2014 was $16.1 million compared to $19.2 million for the same period of fiscal 2013.  The operating cash flow for the nine months ended June 30, 2014, combined with net borrowings of $9.0 million and existing cash, was primarily used to invest $16.2 million in acquisitions of natural product businesses, $8.6 million in purchases of property, plant and equipment and $3.8 million in purchases of common stock for treasury.

Bill Gay, chairman and chief executive officer, commented, “Our June 2014 quarterly net sales growth of 9.5% was a solid improvement over the net sales decline experienced during the March 2014 quarter. Growth came from recently completed acquisitions as well as ongoing sales of branded products.  Our increased net income and Adjusted EBITDA for the third quarter were primarily the result of the increase in net sales.  We continue to invest in acquisitions, facilities and technology to maintain our focus on consistent long-term growth.”

Mr. Gay stated, “In addition to the ongoing efforts by management to review and reduce our overall cost structure, we intend to increase our focus on inventory management.  The financial success of our business is heavily impacted by raw material and packaging costs, which are by far the primary component of our cost of goods sold.  We source over 4,000 raw materials and components in order to produce over 7,500 SKUs.  Aggressively managing these purchases helps assure timely production and customer delivery.  Labor and overhead are also important drivers, but impact product costs to a lesser degree.”

Mr. Gay continued, “We believe that our business model provides a competitive advantage due in part to the number and differentiation between our brands, including differences in product formulations, delivery forms, packaging and labeling, as well as the unique and specific manufacturing steps, equipment and laboratory testing required for each type of ingredient and product. This complexity in our business requires management to exercise diligence on a consistent basis.  Our customers appreciate the diversity of our product offering as well as our commitment to superior products. We appreciate the long-term support of our customers and stockholders for our business strategy as we strive to implement ongoing improvements and continued financial success.”

ABOUT NUTRACEUTICAL

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate businesses in the natural products industry that manufacture, market and distribute branded nutritional supplements.  We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We manufacture and sell nutritional supplements and other natural products under numerous brands including Solaray®, KAL®, Nature’s Life®, LifeTime®, Natural Balance®, bioAllers®, Herbs for Kids®, NaturalCare®, Health from the Sun®, Life-flo®, Organix South®, Pioneer® and Monarch Nutraceuticals™.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company™, Thom’s Natural Foods™ and Cornucopia Community Market™.  We also own health food stores, which operate under various trade names including Fresh Vitamins™, Granola’s™, Nature’s Discount®, Warehouse Vitamins™ and Peachtree Natural Foods®.

We manufacture and/or distribute one of the broadest branded product lines in the industry with over 7,500 SKUs, including approximately 1,000 SKUs sold internationally.  We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These forward-looking statements can be identified by the use of terms such as “believe,” “expects,” “plan,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results to be materially different from any future results expressed or implied by these statements.  Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to: (i) changes in or new government regulations or increased enforcement of the same, (ii) unavailability of desirable acquisitions, inability to complete them or inability to integrate them, (iii) increased costs, including from increased raw material or energy prices, (iv) changes in general worldwide economic or political conditions, (v) adverse publicity or negative consumer perception regarding nutritional supplements, (vi) issues with obtaining raw materials of adequate quality or quantity, (vii) litigation and claims, including product liability, intellectual property and other types, (viii) disruptions from or following acquisitions including the loss of customers, (ix) increased competition, (x) slow or negative growth in the nutritional supplement industry or the healthy foods channel, (xi) the loss of key personnel or the inability to manage our operations efficiently, (xii) problems with information management systems, manufacturing efficiencies and operations, (xiii) insurance coverage issues, (xiv) the volatility of the stock market generally and of our stock specifically, (xv) increases in the cost of borrowings or unavailability of additional debt or equity capital, or both, or fluctuations in foreign currencies, and (xvi) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest and other factors outside of our control.  Copies of our SEC reports are available upon request from our investor relations department or may be obtained at the SEC’s website (www.sec.gov).

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NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; dollars in thousands)

	June 30,	September 30,
	2014	2013
Assets
Current assets, net	$80,053	$75,048
Property, plant and equipment, net	79,337	76,214
Goodwill	23,496	15,821
Other non-current assets, net	28,783	25,227
	$211,669	$192,310

Liabilities and Stockholders’ Equity
Current liabilities	$22,427	$21,796
Long-term liabilities	41,640	32,638
Stockholders’ equity	147,602	137,876
	$211,669	$192,310

NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share data)

	Three months ended June 30,		Nine months ended June 30,
	2014	2013	2014	2013
Net sales	$55,625	$50,814	$162,034	$157,141
Cost of sales	28,473	25,935	81,660	79,971
Gross profit	27,152	24,879	80,374	77,170
Operating expenses
Selling, general and administrative	19,762	17,896	57,625	54,324
Amortization of intangible assets	704	556	1,940	1,701
Income from operations	6,686	6,427	20,809	21,145
Interest and other expense, net	356	336	1,024	1,024
Income before provision for income taxes	6,330	6,091	19,785	20,121
Provision for income taxes	2,333	2,249	7,329	7,249

Net income	$3,997	$3,842	$12,456	$12,872

Net income per common share
Basic	$0.41	$0.39	$1.27	$1.32
Diluted	0.41	0.39	1.27	1.31

Weighted average common shares outstanding
Basic	9,798,393	9,765,639	9,826,516	9,766,442
Diluted	9,806,793	9,793,045	9,835,666	9,794,851

NUTRACEUTICAL INTERNATIONAL CORPORATION

ADJUSTED EBITDA SCHEDULE

(unaudited; dollars in thousands)

	Three months ended June 30,		Nine months ended June 30,
	2014	2013	2014	2013

Net income	$3,997	$3,842	$12,456	$12,872
Provision for income taxes	2,333	2,249	7,329	7,249
Interest and other expense, net (1)	356	336	1,024	1,024
Depreciation and amortization	2,942	2,486	8,357	7,325

Adjusted EBITDA	$9,628	$8,913	$29,166	$28,470

(1)         Includes amortization of deferred financing fees.

Non-GAAP Financial Measures

Adjusted EBITDA (a non-GAAP measure) is defined in our performance measures as earnings before net interest and other expense, taxes, depreciation and amortization.  We believe that Adjusted EBITDA provides useful additional information to analysts, creditors, investment bankers and management regarding operating performance and debt covenant compliance.  Adjusted EBITDA has some inherent limitations in measuring operating performance due to the exclusion of certain financial elements such as depreciation and amortization and is not necessarily comparable to other similarly-titled captions of other companies due to potential inconsistencies in the method of calculation.  Furthermore, Adjusted EBITDA is not intended to be an alternative to net income in determining our operating performance in accordance with generally accepted accounting principles.